Exhibit 99.1

Federal-Mogul Reports Third Quarter 2016 Results

•	Third quarter net sales of $1.8 billion, nine months net sales of $5.6 billion

•	Gross profit of $275 million, a nearly 1 percentage point margin improvement over Q3 2015

•	Net income from continuing operations attributable to Federal-Mogul of $15 million compared to net loss of $(63) million in Q3 2015

•	Operational EBITDA of $173 million compared to $156 million in Q3 2015

Southfield, Michigan, October 26, 2016… Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the third quarter ended September 30, 2016. Net sales for the third quarter were $1,825 million, compared to $1,824 million in Q3 2015. Higher OE sales in both divisions were offset by lower aftermarket sales and $13 million of negative impact from currency exchange rate fluctuations. For the nine months ended September 30, 2016, net sales were $5,646 million, a $25 million increase compared with the prior-year period, despite $80 million of negative impact from currency exchange rate fluctuations. Gross profit for the third quarter was $275 million, or 15.1 percent of sales, a nearly 1 percentage point margin improvement compared with Q3 2015, driven primarily by operational improvements in both divisions. Net income from continuing operations attributable to Federal-Mogul in the quarter was $15 million, or $0.09 per share, compared with a net loss from continuing operations attributable to Federal-Mogul of $(63) million, or $(0.37) per share, in Q3 2015. Adjusted net income in Q3 2016 was $26 million, or $0.15 per share. Operational EBITDA in Q3 2016 was $173 million, compared to $156 million in Q3 2015. The Company ended the third quarter 2016 with liquidity of over $500 million, including cash of $330 million and $173 million of availability under its primary revolving credit facility.

Division Results

Powertrain Division

Federal-Mogul’s Powertrain division reported third quarter revenue of $1,089 million, compared to $1,079 million in the same prior-year period, driven by an increase in overall sales volume, specifically strengthened sales in Asia Pacific. The increase in sales was negatively impacted by $6 million in currency exchange rate fluctuations.

At constant exchange rates, Q3 2016 sales were up 1.5 percent over Q3 2015, partially offset by continued production declines in the commercial vehicle and industrial segments and the impact of economic conditions in Brazil. Operational EBITDA in Q3 was $104 million or 9.6 percent of revenue, a $7 million improvement compared to $97 million, or 9 percent of revenue, in Q3 2015.

Through the first nine months of 2016, the Powertrain division reported revenue of $3,389 million, $5 million higher than the same period of 2015. The year-over-year comparison was impacted by $43 million of negative currency exchange. In constant dollars, revenue increased by $48 million or 1.4 percent. Operational EBITDA for the first nine months of the year was $358 million or 10.6 percent of revenue, compared to $323 million or 9.5 percent of revenue in the prior year, largely driven by improved operational performance in material sourcing, manufacturing and overall cost management.

“Our improved EBITDA during Q3 demonstrates the benefits of the ongoing operational improvements we’ve made throughout 2016, as we continue to improve our cost management structure and manufacturing efficiencies,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Federal-Mogul Powertrain. “We also benefitted from continued positive light vehicle production in North America, Europe and Asia Pacific, particularly China, where light vehicle production is up over 20 percent compared to Q3 2015. Currency fluctuation remained a challenge in the third quarter, as did the decline in commercial vehicle production and the continued economic conditions in Brazil. However, our sales reflect that we are continuing to perform in line with the market, despite these factors.”

Motorparts Division

Federal-Mogul’s Motorparts division reported third quarter revenue of $797 million, a $20 million, or 2 percent, decrease from the prior-year period, including $7 million of negative impact from currency exchange rate fluctuations. North American aftermarket sales decreased by 5 percent in the quarter, at constant exchange, representing most of the year-over-year decline. The primary drivers of this decline were challenging conditions in the North American commercial vehicle market, lower export sales from North America, primarily to the Middle East, as well as some lost business. North American sales benefitted from $6 million of incremental sales from the Interfil acquisition in Mexico. Sales in EMEA increased to $294 million from $292 million in the same period last year. Stronger OE volume in the region was largely offset by lower aftermarket sales in certain European countries and in the Middle East. Asia Pacific sales were $64 million compared to $56 million in Q3 2015. A 31 percent increase in OE business, continued growth in the China aftermarket (up 21 percent), each at constant exchange rates, and solid performance in the India aftermarket were partially offset by the planned downsizing of operations in Australia.

In Q3 2016, the Motorparts division recorded Operational EBITDA of $69 million, or 8.7 percent of revenue, compared to $59 million, or 7.2 percent of revenue, in Q3 2015. The increase in Operational EBITDA was largely due to improved operational performance and commercial actions, partially offset by the impact of lower volumes.

Through the first nine months of 2016, the Motorparts division recorded revenue of $2,446 million compared to $2,461 million in the prior-year period, including $37 million of negative impact from currency exchange rate fluctuations. EBITDA was $204 million, or 8.3 percent of revenue, in the nine months ending September 30, 2016 compared to $157 million, or 6.4 percent of revenue, in the same period last year.

Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Federal-Mogul Motorparts, commented, “During the third quarter, we continued to execute reasonably well despite challenging conditions in our commercial vehicle segment and generally weak light vehicle aftermarket demand in our primary markets. Overall, we are encouraged by the operating performance of the business as we continue to execute our strategic plan. Key highlights during the third quarter included the ramp up of our new regional distribution centers in Belgium and China and our announced plan to open a distribution center in Hungary in late 2017. We continue to enhance our distribution footprint to achieve efficiencies and optimize our supply chain capabilities, while investing in our online presence, ‘Tech First’ initiatives and globally-recognized brands. In everything we do, we are focused on delivering value to our customers through better products, service and field support.”

Offer from Majority Shareholder

On September 6, 2016, Federal-Mogul Holdings Corporation (“Company”), American Entertainment Properties Corp., a Delaware corporation (“AEP”), and IEH FM Holdings LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced a cash tender offer (the “Offer”) to acquire, subject to the terms and conditions of the Merger Agreement, all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share, not already owned by AEP, Merger Sub, the Company and their respective affiliates, for a purchase price of $9.25 per share, net to the seller in cash, without interest, less any applicable tax withholding.

The Offer will expire at 12:00 midnight, New York City time, on October 28, 2016 (one minute after 11:59 P.M., New York City Time, on October 28, 2016), unless extended. Complete terms and conditions of the Offer are set forth in AEP and Merger Sub’s Offer to Purchase and Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and other materials filed with the Securities and Exchange Commission on September 26, 2016, each as subsequently amended.

Analyst Call

Federal-Mogul will conduct an earnings conference call and audio webcast on Wednesday, October 26 at 9:30 a.m., EDT. To facilitate rapid connection the morning of the call, please click here to pre-register.

To participate in the call:

Domestic calls:	(855) 789-8161
International calls:	(631) 485-4890
Passcode I.D.:	93402073
Further information is available at www.federalmogul.com/investors.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as sales at constant exchange rates, this measure excludes the effect of currency exchange on current year results; Operational EBITDA; and Adjusted Net Income. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure, please see the financial schedules that accompany this release.

Forward-Looking Statements

Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K as well as the Tender Offer Statement on Schedule TO/Schedule 13E-3 filed by Icahn Enterprises with the SEC and the Solicitation/Recommendation Statement and Schedule 13E-3 filed by Federal-Mogul with the SEC. Such factors include, but are not limited to, the consummation of the acquisition of Federal-Mogul by Icahn Enterprises, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO® wipers; BERU®* ignition systems; Champion® lighting, spark plugs, wipers and filters; Interfil® filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® chassis components; and Ferodo®, Jurid® and Wagner® brake products and lighting.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally.

*	BERU is a registered trademark of BorgWarner Ludwigsburg GmbH

For more information, please visit www.federalmogul.com or contact:

Investor Relations	Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-0926

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Net sales	$1,825	$1,824	$5,646	$5,621
Cost of products sold	(1,550)	(1,561)	(4,779)	(4,817)

Gross profit	275	263	867	804

Selling, general and administrative expenses	(203)	(193)	(616)	(596)
Goodwill and intangible impairment expense, net	—	(56)	(6)	(50)
Restructuring charges and asset impairments, net	(8)	(24)	(32)	(67)
Amortization expense	(15)	(16)	(44)	(45)
Other income (expense), net	3	—	15	(3)

Operating income (loss)	52	(26)	184	43

Interest expense, net	(37)	(36)	(110)	(103)
Equity earnings of nonconsolidated affiliates	11	9	44	37

Income (loss) from continuing operations before income taxes	26	(53)	118	(23)
Income tax (expense) benefit	(10)	(9)	(33)	(32)

Income (loss) income from continuing operations	16	(62)	85	(55)
Gain from discontinued operations, net of income tax	—	—	—	7

Net income (loss)	16	(62)	85	(48)

Net (income) attributable to noncontrolling interests	(1)	(1)	(4)	(4)

Net income (loss) attributable to Federal-Mogul	$15	$(63)	$81	$(52)

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$15	$(63)	$81	$(59)
Gain from discontinued operations, net of income tax	—	—	—	7

Net income (loss)	$15	$(63)	$81	$(52)

Net income (loss) per common share attributable to Federal-Mogul
Basic and diluted:
Net income (loss) from continuing operations	$0.09	$(0.37)	$0.48	$(0.36)
Gain from discontinued operations, net of income tax	—	—	—	0.04

Net income (loss)	$0.09	$(0.37)	$0.48	$(0.32)

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	September 30 2016	December 31 2015
ASSETS
Current assets:
Cash and cash equivalents	$330	$194
Accounts receivable, net	1,341	1,374
Inventories, net	1,339	1,342
Prepaid expenses and other current assets	206	188

Total current assets	3,216	3,098

Property, plant and equipment, net	2,400	2,353
Goodwill and other indefinite-lived intangible assets	907	903
Definite-lived intangible assets, net	360	404
Investments in nonconsolidated affiliates	275	296
Other noncurrent assets	159	174

TOTAL ASSETS	$7,317	$7,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$174	$138
Accounts payable	899	901
Accrued liabilities	571	582
Current portion of pensions and other postemployment benefits liability	41	40
Other current liabilities	145	159

Total current liabilities	1,830	1,820

Long-term debt	2,937	2,914
Pensions and other postemployment benefits liability	1,101	1,123
Long-term portion of deferred income taxes	367	367
Other accrued liabilities	91	102

Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of September 30, 2016 and December 31, 2015)	2	2
Additional paid-in capital	2,899	2,899
Accumulated deficit	(715)	(796)
Accumulated other comprehensive loss	(1,319)	(1,318)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	850	770

Noncontrolling interests	141	132

Total shareholders’ equity	991	902

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,317	$7,228

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30
	2016	2015
Cash Provided From (Used By) Operating Activities
Net income (loss)	$85	$(48)
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	275	254
Restructuring charges and asset impairments, net	32	67
Payments against restructuring liabilities	(38)	(48)
Goodwill and intangible asset impairment expense, net	6	50
Equity earnings of nonconsolidated affiliates	(44)	(37)
Cash dividends received from nonconsolidated affiliates	71	6
Change in pensions and postemployment benefits	(27)	(61)
Deferred tax expense (benefit)	4	(4)
Loss on sale of equity method investment	—	11
Gain from discontinued operations	—	(7)
Gain from sales of property, plant and equipment	(8)	(4)
Unrealized foreign currency transaction losses	1	—
Changes in operating assets and liabilities:
Accounts receivable	45	(80)
Inventories	20	(175)
Accounts payable	8	40
Other assets and liabilities	(36)	11

Net Cash Provided From (Used by) Operating Activities	394	(25)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(283)	(326)
Payments to acquire businesses, net of cash acquired	(24)	(365)
Net proceeds from sale of equity method investment	—	15
Net proceeds from sales of property, plant and equipment	12	8
Transfer of cash balances upon disposition of operations held for sale	(12)	—
Net proceeds from sale of shares in consolidated subsidiary	2	—
Capital investment in nonconsolidated affiliates	(1)	—

Net Cash Provided From (Used By) Investing Activities	(306)	(668)

Cash Provided From (Used By) Financing Activities
Proceeds from equity rights offering net of related fees	—	250
Proceeds from borrowings on revolving lines of credit	350	543
Payments on revolving lines of credit	(272)	(208)
Proceeds from term loans, net of original issue discount	54	—
Principal payments on term loans	(74)	(20)
Decrease in other long-term debt	—	(3)
Increase in short-term debt	1	19
Net remittances on servicing of factoring arrangements	—	(2)

Net Cash Provided From (Used By) Financing Activities	59	579

Effect of foreign currency exchange rate fluctuations on cash	(23)	2

Cash and equivalents at beginning of period	194	332
Cash from operations held for sale at January 1	12	—
Increase (decrease) in cash and equivalents	124	(112)

Cash and equivalents at end of period	$330	$220

Supplementary Disclosures:
Non-cash financing and investing activities:
Change in accrued property and equipment additions	$(15)	$(12)

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions)

Reconciliation of Operational EBITDA to Net Income (loss):

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Powertrain	$104	$97	$358	$323
Motorparts	69	59	204	157

Total Operational EBITDA	173	156	562	480

Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments (a)	(8)	(24)	(32)	(67)
Goodwill and intangible impairment expense, net	—	(56)	(6)	(50)
Loss on sale of equity method investment	—	—	—	(11)
Financing charges	(2)	(3)	(9)	(7)
Discontinued operations	—	—	—	7
Transaction related costs	(2)	(1)	(4)	(7)
Segmentation costs	—	(1)	—	(3)
Other (b)	(3)	—	(8)	(1)

EBITDA	158	71	503	341

Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	(95)	(88)	(275)	(254)
Interest expense, net	(37)	(36)	(110)	(103)
Income tax (expense) benefit	(10)	(9)	(33)	(32)

Net income (loss)	$16	$(62)	$85	$(48)

	Three Months Ended September 30		Nine Months Ended September 30
Footnotes:	2016	2015	2016	2015
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$(7)	$(18)	$(28)	$(58)
Asset impairments, including impairments related to restructuring activities	(1)	(6)	(4)	(9)

Total restructuring charges	(8)	(24)	(32)	(67)

(b) Other reconciling items:
Non-service cost components associated with U.S. based funded pension plans	(3)	1	(9)	1
Stock appreciation rights	—	—	—	1
Other	—	(1)	1	(3)

Total other reconciling items	$(3)	$—	$(8)	$(1)

Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes; for internal reporting; and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets and investments; restructuring charges, certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.

Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions)

ADJUSTED NET INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Net income (loss)	$16	$(62)	$85	$(48)
Restructuring and impairment charges, net	8	80	38	117
Loss on sale of equity method investment	—	—	—	11
Legal separation and acquisition related costs	2	2	4	10
Discontinued Operations	—	—	—	(7)
Net tax impact on above	—	(2)	(2)	(6)

Adjusted net income from continuing operations	$26	$18	$125	$77

Adjusted net income is defined as net income (loss) less restructuring, impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, certain project and integration costs and related tax impact on these items. Within 2015, we modified our definition of adjusted net income to remove the exclusion of strategic costs (distribution footprint initiatives, IS strategic initiatives, other strategic costs, and integration costs). Prior periods have been adjusted accordingly. Adjusted net income reported for Q3 2015 was $28 million.